EXHIBIT 99.1
Applied Industrial Technologies Reports Fiscal 2021 Second Quarter Results

•Net Sales of $751.3 Million Down 9.9% YoY; Down 10.5% on an Organic Basis
•Net Loss of $5.3 Million, or $0.14 Per Share
•Adjusted Net Income of $38.4 Million, or $0.98 Per Share; Adjusted EBITDA of $68.3 Million
•Operating Cash Flow of $77.5 Million; Free Cash Flow of $72.7 Million
•Quarterly Dividend Increased to $0.33 Per Share

CLEVELAND, OHIO (January 28, 2021) – Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies, today reported results for its fiscal 2021 second quarter ended December 31, 2020.

Net sales for the quarter decreased 9.9% to $751.3 million from $833.4 million in the prior year. The change includes a 0.5% increase from acquisitions and a 0.1% increase from foreign currency translation. Excluding these factors, sales decreased 10.5% on an organic basis reflecting a 10.5% decline in the Service Center segment and a 10.1% decline in the Fluid Power & Flow Control segment. The Company reported a net loss of $5.3 million, or $0.14 per share. Results include a non-cash impairment charge of $49.5 million pre-tax and non-routine costs of $7.8 million pre-tax. Excluding these items, the Company reported non-GAAP adjusted net income of $38.4 million, or $0.98 per share, and adjusted EBITDA of $68.3 million.

Neil A. Schrimsher, Applied’s President & Chief Executive Officer, commented “Our fiscal 2021 second quarter reflects solid execution across Applied. We are progressing on our growth initiatives as end-market demand gradually recovers. This drove encouraging order momentum and seasonally strong sequential improvement in daily sales rates during the quarter. Combined with solid cost control and working capital management, decremental margins were better than our expectations and we generated record second quarter cash flow. Overall, the results are a testament to our industry position and operational discipline, as well as the expanding value we are providing as the industrial sector advances through the pandemic and customers address greater technical and growth requirements.”

Mr. Schrimsher added, “Looking forward, I am increasingly constructive on our outlook and potential. While general economic uncertainty remains, underlying sales improvement has continued into January with organic sales month to date down by a mid-single digit percent year over year. We have multiple catalysts to expand our market potential and accelerate growth opportunities throughout calendar 2021 and beyond. This activity includes addressing customers’ break-fix MRO requirements, supporting greater demand for specialized engineered solutions, and leveraging our multi-channel cross-selling initiatives. In addition, we are making solid progress expanding our next generation automation capabilities following three acquisitions in the past 16 months, putting us in a strong position to address our customers’ emerging industrial technology and operational requirements. Our balance sheet provides the means to support these growth opportunities and drive additional stakeholder returns as the economic recovery broadens.”

Items Impacting the Quarter
Fiscal 2021 second quarter results include a $49.5 million pre-tax non-cash charge related to the impairment of certain intangible, lease, and fixed assets, as well as non-routine costs of $7.8 million pre-tax. The items are the result of reduced economic conditions and related business alignment initiatives across a portion of the Service Center segment operations exposed to oil & gas end markets. Total non-routine costs of $7.8 million pre-tax include a $7.4 million inventory reserve charge recorded within cost of sales, and $0.4 million related to severance and facility consolidation recorded in selling, distribution and administrative expense.

Outlook
Based on month to date sales in January and assuming normal seasonal patterns, the Company would project fiscal 2021 third quarter sales to decline 3% to 4% year over year on an organic basis. In addition, assuming this sales level, the Company would project selling, administrative and distribution expenses to range between $170 million to $175 million during the fiscal 2021 third quarter, which includes additional expense restoration from temporary cost actions initiated in fiscal 2020 in response to the COVID-19 pandemic.

Dividend
Today the Company also announced that its Board of Directors approved an increase in the quarterly cash dividend to $0.33 per common share, payable on February 26, 2021, to shareholders of record on February 16, 2021. This represents the 12th dividend increase since 2010.

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on January 28, 2021. Neil A. Schrimsher – President & CEO, and David K. Wells – CFO will discuss the Company's performance. A supplemental investor deck detailing latest quarter results is available for reference on the investor relations portion of the Company’s website at www.applied.com. To join the call, dial 877-311-4351 (toll free) or 614-999-9139 (for International callers) using conference ID 2659264. A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 855-859-2056 or 800-585-8367 (both toll free), or 404-537-3406 (International) using conference ID 2659264.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO and OEM end users in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “expect,” “will,” “outlook,” “project,” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, the effects of the health crisis associated with the COVID-19 pandemic on our business operations, results of operations, and financial condition, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission, many of which risks are amplified by circumstances arising out of the COVID-19 pandemic. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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CONTACT INFORMATION

Ryan D. Cieslak Director – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Net Sales	$ 751,287	$ 833,375	$ 1,499,094	$ 1,689,779
Cost of sales	541,753	592,141	1,073,779	1,197,085
Gross Profit	209,534	241,234	425,315	492,694
Selling, distribution and administrative expense, including depreciation	162,428	182,489	325,901	372,783
Intangible and other impairment	49,528	-	49,528	-
Operating (Loss) Income	(2,422)	58,745	49,886	119,911
Interest expense, net	7,658	9,583	15,311	19,642
Other expense (income), net	88	(215)	(89)	(215)
(Loss) Income Before Income Taxes	(10,168)	49,377	34,664	100,484
Income Tax (Benefit) Expense	(4,834)	11,346	5,214	23,654
Net (Loss) Income	$ (5,334)	$ 38,031	$ 29,450	$ 76,830
Net (Loss) Income Per Share - Basic	$ (0.14)	$ 0.98	$ 0.76	$ 1.99
Net (Loss) Income Per Share - Diluted	$ (0.14)	$ 0.97	$ 0.75	$ 1.97
Average Shares Outstanding - Basic	38,781	38,649	38,751	38,630
Average Shares Outstanding - Diluted	39,233	39,047	39,165	39,000

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

2) In the quarter ended December 31, 2020, the Company recognized a non-cash impairment charge of $49.5 million and $7.8 million of other non-routine costs as a result of reduced economic conditions and business alignment initiatives related to a portion of the Service Center Based Distribution segment exposed to oil and gas end markets. The non-routine costs reduced gross profit by $7.4 million and increased selling, distribution and administrative expense by $0.4 million. Combined, the non-cash impairment charge and non-routine costs unfavorably impacted operating (loss) income by $57.3 million and net (loss) income by $43.7 million.

3) Due to the net loss incurred by the Company during the quarter ended December 31, 2020, the calculation of Net Loss Per Share - Diluted utilized the Average Shares Outstanding - Basic, as using the Average Shares Outstanding - Diluted would have been anti-dilutive.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	June 30,
	2020	2020

Assets
Cash and cash equivalents	$288,775	$268,551
Accounts receivable, net	444,200	449,998
Inventories	363,757	389,150
Other current assets	54,864	52,070
Total current assets	1,151,596	1,159,769
Property, net	120,530	121,901
Operating lease assets, net	86,977	90,636
Intangibles, net	294,581	343,215
Goodwill	557,257	540,594
Other assets	30,076	27,436
Total Assets	$2,241,017	$2,283,551

Liabilities
Accounts payable	$196,468	$186,270
Current portion of long-term debt	78,638	78,646
Other accrued liabilities	150,761	161,167
Total current liabilities	425,867	426,083
Long-term debt	783,076	855,143
Other liabilities	151,367	158,783
Total Liabilities	1,360,310	1,440,009
Shareholders' Equity	880,707	843,542
Total Liabilities and Shareholders' Equity	$2,241,017	$2,283,551

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended December 31,

	2020	2019

Cash Flows from Operating Activities
Net income	$29,450	$76,830
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	10,561	10,617
Amortization of intangibles	18,002	20,569
Intangible and other impairment	49,528	—
Amortization of stock appreciation rights and options	1,328	1,494
Other share-based compensation expense	2,167	1,837
Changes in assets and liabilities, net of acquisitions	52,005	(11,660)
Other, net	(3,685)	5,212
Net Cash provided by Operating Activities	159,356	104,899
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(31,078)	(36,390)
Capital expenditures	(8,449)	(11,965)
Proceeds from property sales	292	325
Net Cash used in Investing Activities	(39,235)	(48,030)
Cash Flows from Financing Activities
Long-term debt borrowings	—	25,000
Long-term debt repayments	(72,260)	(34,868)
Interest rate swap settlement payments	(549)	—
Payment of debt issuance costs	—	(16)
Dividends paid	(24,899)	(24,002)
Acquisition holdback payments	(1,138)	(777)
Taxes paid for shares withheld for equity awards	(5,571)	(1,988)
Exercise of stock appreciation rights and options	163	330
Net Cash used in Financing Activities	(104,254)	(36,321)
Effect of Exchange Rate Changes on Cash	4,357	(618)
Increase in cash and cash equivalents	20,224	19,930
Cash and Cash Equivalents at Beginning of Period	268,551	108,219
Cash and Cash Equivalents at End of Period	$288,775	$128,149

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

The Company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures. The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net (loss) income and Net (loss) income per share, GAAP financial measures, with Adjusted Net income and Adjusted Net income per share, non-GAAP financial measures:
	Three Months Ended December 31, 2020
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net loss and net loss per share	$(10,168)	$(4,834)	$(5,334)	$(0.14)	47.5%
Intangible and other impairment	49,528	11,769	37,759	0.96	23.8%
Non-routine costs	7,772	1,847	5,925	0.15	23.8%
Adjusted net income and net income per share	$47,132	$8,782	$38,350	$0.98	18.6%

Reconciliation of Net Income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure:

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Net (Loss) income	$(5,334)	$38,031	$29,450	$76,830
Interest expense, net	7,658	9,583	15,311	19,642
Income tax (benefit) expense	(4,834)	11,346	5,214	23,654
Depreciation and amortization of property	5,209	5,394	10,561	10,617
Amortization of intangibles	8,276	10,195	18,002	20,569
EBITDA	$10,975	$74,549	$78,538	$151,312
Intangible and other impairment	49,528	—	49,528	—
Non-routine costs	7,772	—	7,772	1,455
Adjusted EBITDA	$68,275	$74,549	$135,838	$152,767

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization, a non-GAAP financial measure. Adjusted EBITDA excludes items that may not be indicative of core operating results, a non-GAAP financial measure.

Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:
	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Net Cash provided by Operating Activities	$77,514	$54,881	$159,356	$104,899
Capital expenditures	(4,852)	(7,019)	(8,449)	(11,965)
Free Cash Flow	$72,662	$47,862	$150,907	$92,934

Free cash flow is defined as net cash provided by operating activities less capital expenditures, a non-GAAP financial measure.